Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S‑3 No. 333-209161) and in the related prospectus of LTC Properties, Inc.,
(2)	Registration Statement (Form S‑8 No. 333‑115856) pertaining to the 2004 Stock Option Plan of LTC Properties, Inc.,
(3)	Registration Statement (Form S‑8 No. 333‑152295) pertaining to the 2008 Equity Participation Plan of LTC Properties, Inc.,
(4)	Registration Statement (Form S‑8 No. 333-205115) pertaining to the 2015 Equity Participation Plan of LTC Properties, Inc.;

of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. and the effectiveness of internal control over financial reporting of LTC Properties, Inc., included in this Annual Report (Form 10‑K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Los Angeles, California

February 22, 2017